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Exhibit 99


       UWINK TO OPEN NEW LOCATION AT THE PROMENADE AT HOWARD HUGHES CENTER
                                 IN LOS ANGELES


LOS ANGELES - May 1, 2007 - uWink, a new restaurant that combines food, drinks and entertainment, today announced that it has signed a letter of intent to open a new location at the Promenade at Howard Hughes Center in Los Angeles. The new uWink restaurant is scheduled to open by early 2008.

The Promenade at Howard Hughes Center is a 250,000 square foot retail entertainment lifestyle center with a distinctive outdoor-oriented design. It is one of the most recognizable retail assets in the Southern California marketplace. The focal point of the complex is a centralized courtyard where consumers access the collection of shops and restaurants within the property.

The center boasts a strong national and regional tenant base. The tenant mix successfully appeals to a broad range of consumers living in the property's primary and extended trade areas. These trade areas stretch to the South Bay cities of Hermosa Beach, Manhattan Beach, Redondo Beach, and Torrance as well as the Westside communities of Culver City, Westwood and Santa Monica.

The Promenade at Howard Hughes Center is situated between Howard Hughes Parkway and Sepulveda Boulevard, located only three miles north of the Los Angeles International Airport on one of the most highly trafficked sections of the Interstate 405, and benefits from unparalleled freeway visibility.

Its major tenants include The Bridge Cinema De Lux; Nordstrom Rack; Borders Books; Marie Callender's Grill; Starbucks Coffee; Ben & Jerry's; Jamba Juice; Johnny Rockets; Islands; Subway; Mrs. Fields and Rubio's Baja Grill.

"We're excited to open in this prime Los Angeles location," said Nolan Bushnell, chief executive officer of uWink. "This is a perfect spot for us given its accessibility to our prime demographic living on the Westside of Los Angeles."

"We are very pleased to bring this innovative and distinctive restaurant concept to The Promenade at Howard Hughes Center," said Todd Siegel, Asset Manager at PASSCO Companies, LLC. "It's a perfect addition that will be a fantastic new venue for our clientele."

uWink is an entirely new restaurant concept that combines food, drinks, and entertainment - inviting guests to eat, drink and play at the same time, from their tables. Guests order food, drinks and media directly via touchscreen terminals at their tables while uWink runners deliver guests' selections quickly and accurately.

uWink, Inc. is a publicly-held digital entertainment company based in Los Angeles, Calif., that develops interactive entertainment for restaurants, bars and mobile devices. Led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC), uWink recently launched a new entertainment dining experience called uWink that leverages uWink's proprietary network and entertainment software. The first uWink restaurant opened in October 2006 in Los Angeles. For more information, visit WWW.UWINK.COM.

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